Exhibit (a)(28)
JANUS INVESTMENT FUND
Certificate of Termination
of
Janus International Forty Fund
The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:
Pursuant to Section 7.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on June 24, 2010, at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving a Plan of Liquidation and Termination for Janus International Forty Fund, a series of the Trust. Copies of applicable resolutions and Plan of Liquidation and Termination with respect to Janus International Forty Fund approved at the Trustees’ June 24, 2010 meeting are attached to this Certificate as Exhibit A.
NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that Janus International Forty Fund be, and it is hereby, TERMINATED, effective September 15, 2010.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand on the date set opposite her signature below.

Date: August 23, 2010	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton Secretary

EXHIBIT A
TRUSTEE RESOLUTIONS
RESOLVED, that the Trustees of Janus Investment Fund (the “Trust”) having determined that liquidating and terminating Janus International Forty Fund (the “Fund”) is in the best interest of the Fund and its shareholders approve such liquidation and termination, as discussed at this meeting;
FURTHER RESOLVED, that the Plan of Liquidation and Termination providing for the liquidation of the assets of the Fund and the distribution of all proceeds to the Fund’s shareholders is approved in substantially the form presented in connection with this meeting;
FURTHER RESOLVED, that the Trustees authorize officers of the Trust and representatives of Janus Capital Management LLC (“Janus Capital”) to file with the Securities and Exchange Commission a supplement to the Trust’s registration statement (the “Supplement”) to reflect the liquidation of the Fund to be effective on or about September 15, 2010, and termination of the Fund as soon as practicable thereafter, and to send notice to shareholders of the Fund disclosing the liquidation and termination;
FURTHER RESOLVED, that the Trustees approve the waiver of any applicable redemption fee charged by Class D, Class I, Class S and Class T Shares, and of any applicable contingent deferred sales charges on the redemption of Class A Shares and Class C Shares of the Fund;
FURTHER RESOLVED, that the Trustees authorize Janus Capital to deviate from the Fund’s stated investment objective, strategies and policies in order to effectuate the liquidation;
FURTHER RESOLVED, that the Trustees approve closing the Fund for sales of shares to new and existing investors (excluding Janus Capital) effective upon the filing of a supplement to the Fund’s prospectus disclosing the liquidation; and
FURTHER RESOLVED, that the Trustees of JIF authorize the officers of JIF and of Janus Capital to perform such acts as they determine to be necessary or desirable to liquidate and terminate the Fund, including, but not limited to, amending any contracts, certificates, documents or agreements and filing a Certification of Termination and Liquidation with the State of Massachusetts.

September 15, 2010
PLAN OF LIQUIDATION AND TERMINATION
     JANUS INVESTMENT FUND (the “Trust”), a Massachusetts business trust, on behalf of Janus International Forty Fund (the “Fund”), shall proceed to a complete liquidation and termination of the Fund according to the procedures set forth in this Plan of Liquidation and Termination (the “Plan”).
     1. The Plan shall be approved by a majority of the Trustees of the Trust.
     2. Upon adoption of the Plan, the Fund will not engage in any business activities, except for the purposes of winding up its business and affairs, preserving the value of the Fund’s assets, if any, and distributing the Fund’s assets, if any, to shareholders in accordance with the provisions of the Plan, provided, however, that the Fund may continue to carry on its activities as a series of an investment company, as described in its current prospectus, with regard to existing shareholders, distribution and assets, until final distribution to shareholders. The Fund may also become a liquidating trust, or other entity, as needed to ensure its liquidation and termination. The Fund shall cause the liquidation of its assets, if any, to cash form as soon as practicable consistent with the terms of the Plan, by sale or the holding to maturity of its investments as the Trust’s officers and the Fund’s investment adviser shall determine to be advisable, and pay or provide for the payment of all outstanding obligations, taxes and other accrued or contingent liabilities. Securities may be distributed in kind in accordance with the Fund’s prospectus and statement of additional information. The Fund shall be deemed to have duly provided for payment by remitting to the Fund’s investment adviser funds for such purposes pursuant to the Fund’s existing Investment Advisory Agreement.
     3. The Trust’s officers shall arrange for the distribution of the Fund’s net assets, if any, to the shareholders of the Fund on a pro rata basis. Such distribution shall be delivered to each shareholder, or as may otherwise be directed by each of the shareholders, as soon as practicable thereafter.
     4. The officers of the Trust on behalf of the Fund shall be, and hereby are, authorized by the approval of the Plan by the Trustees to perform such acts as are necessary, desirable or convenient to carry out the details of the Plan, to execute, acknowledge and deliver any and all documents necessary to distribute the net assets of the Fund and to carry out the Plan as set forth herein. The officers of the Trust on behalf of the Fund shall file IRS Form 966 with the appropriate office of the Internal Revenue Service no later than 30 days after the Plan is approved by the Trustees.
     5. The Trustees may terminate the Plan and abandon the liquidation and termination of the Fund at any time prior to the Trustees’ termination of the Fund if, in the judgment of the Trust’s Trustees, the facts and circumstances make proceeding with the Plan inadvisable.
     6. Once the actions contemplated pursuant to the Plan or as otherwise may be deemed necessary or appropriate have been completed, the Trustees authorize the liquidation and termination of the Fund without seeking shareholder approval.

ACKNOWLEDGEMENT

STATE OF COLORADO COUNTY OF DENVER	) ) ss. )	August 23, 2010
Then personally appeared the above-named Stephanie Grauerholz-Lofton and acknowledged the foregoing instrument to be her free act and deed as Secretary of Janus Investment Fund, a trust with transferable shares under Massachusetts law.
Before me,

/s/ Lynn Williams
Notary Public
My commission expires: June 8, 2011

[NOTARIAL SEAL]